2010 Year End CC Call Script

Jill:  Good morning everyone.  Welcome to CHDT’s fiscal 2010 year end and future outlook conference call.  For those who need to reference today’s press release, you will find it at www.chdtcorp.com.

Leading today’s call is Howard Ullman, Chairman of CHDT Corp.  Before I turn the call over to Mr. Ullman, let me remind you that participants of this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  These risks and uncertainties are detailed in the reports filed with the SEC, including forms 8-K, 10-K and 10-Q filings by the Company.

Now I would like to turn the call over to Chairman, Howard Ullman.

Howard:  Good morning everyone.  Welcome to CHDT’s fiscal 2010 year end conference call.  This is a very special day for our company, especially for our long-time shareholders as today I am joined by Gerry McClinton, our CFO and Stewart Wallach our CEO.

Like most companies in America, the past two years have been extremely challenging.  Our management remained tenacious and focused, and I am proud to say we are performing as planned.  Gerry will be reporting on the financial performance and Stewart will be discussing aspects of the past, the present and the future of CHDT Corporation.

During our conference call, shareholders are welcome to e-mail me any questions that they may have and we will try and answer those questions during the Q and A portion of this call.  You can e-mail me at hullman@chdtcorp.com

So, without further delay, I would like to introduce our CFO, Gerry McClinton to report on our 2010 year end earnings.

Gerry:  Thank you Howard for your introduction.

For those investors listening for the first time, my name is Gerry McClinton.  I am the Chief Financial Officer and Chief Operating Officer for the Company.   In previous conference calls, Howard would normally discuss the results, but this year there are so many changes that we thought it would be best for me to review with you.
The company’s 10k report was filed 2 weeks earlier than required on Monday March 14th .
Results of Operations

Total Net Revenues: For the year ended December 31, 2010 and 2009, the Company had total net sales of approximately $5,287,000 and $6,161,000, respectively, for a decrease of $874,000 which represents a 14.2% decrease over 2009 revenue. For the 4th quarter 2010, net revenues were approximately $1,317,000 as compared to $1,190,000 in the 4th quarter 2009. This was an increase of $127,000 or 10.6% over the same period last year.  All of the revenues were generated by Capstone.  The net revenue would have been $275,000 higher, however an order was shipped to a customer on December 28th but was not received by the customer until January 5th  and was reclassified  by the auditors  from the 4th quarter results into the first quarter 2011. This order would have generated another $51,000 of profit which would have given the Company the first 4th quarter profit. This profit will now be picked up in the first quarter 2011 results.

Cost of Sales: For the year ended December 31, 2010 and 2009, cost of sales were approximately $3,675,000 and $4,350,000 respectively. This represents 69.5% and 70.6% respectively of total Net Revenue.  For the 4th quarter ended December 31, 2010 and 2009, cost of sales were approximately  $897,000 and $869,000  that’s 68.1% and 73.0%  of net revenue respectively which represents a cost reduction of 5% over the same quarter last year. Despite rising component and labor costs in China our overall material costs have remained steady during the year. This has been achieved through strategic materials buying and negotiations with our factories

Gross Profit: For the year ended December 31, 2010, gross profit was approximately $1,612,000, a reduction of approximately $199,000 or 10.9% from the 2009, gross profit of $1,811,000.  Gross profit as a percentage of net sales was 30.5% for the year compared to 29.4% for 2009, an improvement of 1.1%.  Gross Profit for the 4th quarter 2010 and 2009 was approximately $421,000 and $321,000 respectively, an increase of $100,000 or 31.1% compared to the  same quarter in 2009.    Despite increasing our product gross profit margins compared to 2009, the overall gross profit dollar reduction   was a direct result of the net revenue reduction for the year.

Our larger customers are continuing to buy on a direct import basis. This means that a retailer takes ownership of the product in China when the product is delivered by our factory to the port in China. The gross margin percentages are lower in this selling scenario as compared to a customer buying on a domestic basis but the Company’s expenses are also reduced as the customer is responsible for related expenses such as ocean freight, customs duties, handling and warehouse costs and the carrying cost of the inventory.

Operating Expenses were approximately $2,092,000 in 2010 as compared to $2,645,000 in 2009, a net reduction of $553,000 or 20.9%. Operating expenses for the 4th quarter ending December 31, 2010 and 2009 were approximately $388,000 and $679,000, a reduction of $291,000 or 42.8% over 2009.  During 2010, an expense reduction program was in place. Of the total expenses reductions of $553,000 for the year, $291,000 occurred in the 4th quarter 2010, which indicates that the reduction program is having a significant impact in reducing the expense levels.  This reduction can be attributed to various factors.

Sales and Marketing Expenses were approximately $415,000, an increase of $60,000 or 16.9% over the $355,000 expensed in 2009.  The Sales and Marketing expenses incurred in 2010 were in the following expense categories: Advertising and Promotions - $93,000, Trade Shows - $20,000, Marketing and Sales Allowances - $28,000, Warehousing and Freight expense - $82,000 and STP Licensing fees of $192,500. The STP License fee of $192,500 increased by $130,000 from $62,500 in 2009, but we were able to offset the impact of the increase in the STP fee with cost savings in other expenses so the net impact was a $60,000 increase. This License has been terminated as of December 31, 2010 and all remaining Licensing fees have been paid in 2010.

Compensation Expenses for 2010 were approximately $956,000, a reduction of $327,000 or 19.4% from $1,283,000 in 2009. This was the direct result of voluntary executive salary reductions during the year.

Professional Fees for 2010 were approximately $116,000, a reduction of $149,000 or 56.2% as compared to $265,000 in 2009.

Product Development Expenses were approximately $141,000 in 2010, compared to $198,000 expensed in 2009, a reduction of $57,000 or 28.8%

General Administrative Expenses for the year ending December 31, 2010 were approximately $464,000 compared to $542,000 in 2009. A reduction of $78,000 or 14.3%.

Net Operating Income (Loss)
For the year ending December 31, 2010 and 2009 the Net Operating Loss was approximately ($479,000) and ($833,000) respectively. This was a $354,000 or 42.5% Net Operating Loss reduction from 2009. For the 4th quarter ending December 31, 2010, the Net Operating Income was approximately $32,800 as compared to a Net Operating Loss in the 4th quarter 2009 of ($357,000). This is an approximate improvement of $389,800 over the same quarter in 2009.

Other Income (Expense): For the year ending December 31, 2010, interest expenses were approximately $260,000 a decrease of $6,000 as compared to $266,000 expensed in 2009. Even though we achieved a slight expense reduction, we have incurred a significant cost to fund our business transactions.

Net/Income (Loss):: For the year ended December 31, 2010, the Company had a net loss from continuing operations of approximately $739,000. For the year ended December 31, 2009 the Company had a net loss from operations of approximately $1,099,000. That is a net loss decrease of $360,000 or 32.7% over 2009 results. For the 4th quarter ended December 31st 2010, the Company had a net loss from continuing operations of approximately $43,000 as compared to a net loss of $425,000 in the 4th quarter, 2009. This was an improved performance of $382,000 as compared to the same quarter in 2009.

The economic downturn at retail stores continued to have a major impact on our overall financial results during 2010, specifically in the first half of 2010.  As of June 30, 2010, our net revenue was approximately $955,000 as compared to approximately $2,540,000 for the same period 2009. This represented a reduction of $1,585,000 or 62.4% as of June 30th, 2010.

This was the result of some major retailers delaying their programs until later in 2010. During the second half of the year, we were able to pick up some of this revenue shortfall and close year-end with a very strong backlog. During 2010, because of the decline in the hardware and automotive industries and resulting underperformance of our STP® tools category, we transitioned out of this category and terminated the royalty license.  During the year, our core lighting business grew with expansions to existing lines and launch of new categories.   To offset revenue shortfalls  we have been very successful in reducing expenses including  a voluntary 20%  salary reduction from management   but at the same time we have continued to invest in new product concepts and moulds as investments for possible future growth. During 2010, we also incurred significant expenses such as STP Royalties that will now be eliminated as a result of the termination of the License.

Now I would like to introduce our CEO, Stewart Wallach.

My participation is long overdue and I’m glad to have the opportunity to be a participant in this call.  I was reminded this morning by one of our long-standing shareholders of a quote I made in 2007 which said something along the lines of “When we have major events to report, I will attend a conference call” and I am impressed how shareholders didn’t forget that quote as we have seen this included in shareholders emails recently.  Over the past few years, Howard Ullman has conducted the cc calls individually as he has been the primary contact with shareholders and not directly involved in the day to day.  We all appreciate his efforts in these matters.

I am proud to confirm that [today] we do have major events to report and I’m pleased to have this opportunity to discuss the progress being made at CHDT with our shareholders publicly.

Items to Discuss

1)
It is frustrating that our stock isn’t trading well.  Many companies trade beyond CHDO but we have never been tempted to take the easy way out by producing what can only be referred to as fluff PR.  We believe that positive results will translate to increased trading volumes and stock valuation.  Now that the results are trending in that direction, it is incumbent upon us to share that information [but] in a manner we can be proud of.  We are real people managing a real business and although the last 3 years [particularly] have been the most challenging and most difficult times ever experienced in my business career, I believe we have put the most difficult times behind us while building a solid foundation for the Company’s future.  We have been in a “building mode” for the past 3 years and even in the face of unanticipated adverse retail conditions, we remained optimistic and followed our plan to deliver innovative products that consumers would want to buy because they are needed and affordable.

The prospects for 2011 could not appear stronger as will be evidenced by our first quarter shipments.  We will post the strongest Q-1 in our history and the backlog leading into Q-2 is also record-breaking.  We will be profitable in Q-1…and should the retail landscape remain consistent, I will be reporting record results for the next 2 quarters.  We have backlog, we are in review with additional new retail accounts and consumers are buying our products in accordance with retailer’s forecasts.  In short, our products are pulling through and re-orders reflect the trend.  This traction is making all the difference.  This is not magic…It is solid business activity.

Launching into the first quarter with a substantial backlog has such a dynamic impact on our business, that it is hard to put into words.  Very simply, we are not chasing the business.  We can do better planning and focus our attentions to areas we have been forced to de-emphasize such as IR support, brand development and exploring strategic opportunities.

We have several new product concepts and designs that are underway.  As our business continues on this positive path, we will be better able to accelerate these product developments, which will increase opportunities at retail.  Again, I emphasize, there is no magic formula causing our current progress.

We will continue to:

1)	Focus on expanding our retail presence.
2)	Focus on bringing new products to market as quickly as the retail market can accommodate them.
3)	Focus on all new technologies applicable to our product categories. Keep in mind, we pioneered induction-charging systems in lighting products in 2008 and today these products are mainstream.

Our momentum will continue….

4)
Housewares show feedback was tremendous.  Sales reps and management are energized by the positive response to all of our products…from specialty retailers to the largest big box retailers in the country.

5)
We are exploring every opportunity that is practical to leverage what we have accomplished and build shareholder value.  We continue to get outside opinions and recommendations, although, as we speak today, we have not finalized any of these opportunities.

6)	Gerry, who is not only our CFO but the head of operations is making progress towards strengthening our factory relationships and looking into JV opportunities overseas as well.

We simply cannot adequately cover the achievements our Company is making in one 30-minute conference call.  We are bullish and with good reason, but we will not attempt to project the future beyond what we actually know.  We know we are having the best Q-1 in our history and we know we have a solid backlog and we know consumers are buying our products.  We also know what the world has learned over the past few years.  No one can predict the future of the retail market with certainty.  I will say this - the future has never looked brighter for CHDT.  I regret it has taken us longer than planned, but as a fellow shareholder, I could not be more pleased with the current state of our Company.

In closing, while I anticipated reporting a profitable Q-4 for 2010 and slightly higher revenues for year-end, I am obviously not disappointed today.  We are clearly starting this year off in a very positive direction and I don’t see us looking back any further.  Our management team is energized, healthy in mind and body and we are committed to leveraging this real Company to real value for the shareholders.

“Howard, you have received many e-mails during the call.”

Howard: Actually, I am overwhelmed by the response and it’s not practical to try and answer all of these questions today.  But, let’s answer as many as we can today.

Questions

1)
What is the forecast for 2011 revenues and are they expecting a profitable year?  We will not project the annual results as it is too early in the year and the retail market is too dynamic to predict.  I believe I made this clear in our earlier discussion.  I will say this - Q-1 is the worst quarter historically for our Company and has never yielded profitable results.  In fact, of our 739K loss in 2010, we lost 507K in Q-1.  We will be profitable this Q-1, 2011.

2)	Does the Company have a long-term (and short-term) marketing plan in place to provide external visibility to attract new investors?

I hope you all see today as a good first step.  We must continue to plan this on a quarter by quarter basis as results are realized.  We have to remain prudent and I will not commit budgets that cannot be acted upon.  Sharing our success with new investors is a priority.

3)
Newey Technology of China lists its China Factory #1 as Shenzhen Envision Technology Limited on their website:  http://www.newey.hk/worldwide.htm.  On another website, Shenzhen Envision Technology is listed as “CAPSTONE LIGHTING BRANCH” and states, “We belong to Capstone Lighting Hong Kong and headquartered in America as Capstone Industries”.  http://envision.en.alibaba.com/.

a.	What, if any, is the business relationship between CHDT Corp. (CHDO) and Shenzhen Envision Technology Co. LTD. Of Shenzhen, China?

b.	Does CHDT Corp. have any ownership rights with Shenzhen Envision Technology Limited/Newey Technology or is the CHDT Corp. and Shenzhen Envision/Newey relationship one of Supplier/Customer?

I think some of the confusion is one of English to Chinese translation.  I will try to clarify.  Newey and Shenzhen Envision are one of the same.  What I mean is, they are owned and operated by the same group of people.  We do not think of them as different entities, regardless of their respective structures.  They are our exclusive supplier/factory of several of our current programs.  Capstone Lighting HK has been formed as a mechanism to jointly pursue International Business.  This is a recent development that Gerry has been working on for several months.  The particulars are still in discussion stages only.

4)	What does the Company have to offer that might encourage new investors? If they look at the chart, they won’t buy-in until an upward move is seen and a reason for that move.

First and foremost, results.  Our challenge is to spread the word in a manner that reflects our dedication and seriousness.  We are not a typical penny stock Company.  It is important to convey this to the market.

Why isn’t the Company taking advantage of free marketing?

In my personal opinion, they should be promoting the hell out of their products and the Company on social media sites like Twitter, Facebook and YouTube, etc.  All of those methods are 100% free to use and it would only take one or two people to issue regular daily updates.

As simple as things sometimes appear from the outside, they are not.  Our vendor agreements are restrictive and we honor them to the letter, whether other companies do or not.  That being said, we acknowledge the importance of social media in today’s society.  We continue to try and gain support from retailers.

5)	The website really needs to see a massive makeover. It’s a 1997 GeoCities-level site in a 2011 world. When do you plan on updating your site?

Agreed.  It is on our radar and as budgets permit, we will prioritize.

6)	The Company finished the year with a record backlog of $2,600,000, setting the table for a record first quarter. Is this a statement that the first quarter will have $2.6 million or more in revenues?
No.  Our backlog consists of order ship dates through Q-3.  Promotional programs are typically planned on a 4 to 6 month shipping window.  In short, we have orders that will ship no later than Q-3.

7)	What are the 3 highest business objectives for 2011?

•	Communicate our results more effectively. In an effort to build trading volume through new investor involvement and improve stock valuations.

•	Continue growth levels through expanded retail placement and product placement.

•	Retire debt through operating cashflow.

I would like to answer all of our shareholder questions but we are running out of our scheduled time slot.  Let’s schedule another conference call in the next couple of weeks to answer the rest of our shareholder questions and report on any additional developments that may occur.

At this point I would like to turn the call back to Howard Ullman for a closing comment.

Howard:  Thank you Stewart and Gerry.  I am sure our audience is pleased to hear from you and we are all very pleased with current developments.  I’ve seen firsthand, the work that has gone into this team and see the attitudes and commitment of our team.  For us to be sitting here today talking abut record performance, it is truly gratifying.  I look forward to this performance and progress translating into increased trading and representative valuation.

I look forward to keeping you informed on our progress and I will advise everyone of the time and date of our next conference call.  This is Howard Ullman, wishing you a good day.